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Exhibit 4.04

AMENDMENT NUMBER ONE
TO PAWNMART, INC.
CAPITAL INCENTIVE PROGRAM

        This Amendment Number One ("Amendment") to the PawnMart, Inc. Capital Incentive Program dated January 1, 2003 (the "Program") is dated as of February 28, 2003.

        1.    WHEREAS, effective February 28, 2003 PawnMart, Inc. changed its name to Xponential, Inc.;

        All references in the Program to "PawnMart, Inc." are hereby deleted and replaced in their entirety with "Xponential, Inc."

        2.    WHEREAS, Section 6(b) of the Program provides that the Administrator, may, when deemed appropriate in its sole discretion, provide for an alternative discount rate;

        The discount rate of thirty-three and one-third percent (33 1/3%) referenced in Section 6(b) of the Program is hereby changed to ten percent (10%).

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  Exhibit 4.04